RETIREMENT TRANSITION AGREEMENT AND GENERAL RELEASE

This Retirement Transition Agreement and General Release (“Agreement”) is made between Advanced Micro Devices, Inc. (“AMD”) and Devinder Kumar (“you”) and confirms the agreement that has been reached with you in connection with your decision to retire and ensure a smooth transition from AMD after 38 years of service.

1.    Resignation as Chief Financial Officer. Effective January 23, 2023 (the “Transition Date”), you resigned your position as Chief Financial Officer of AMD. You agreed to execute promptly upon request by AMD any additional documents requested by AMD to effectuate or further evidence the provisions of this paragraph 1.
2.    Transition Period.
(a)    You and AMD hereby agree that you shall remain employed by AMD on a full-time basis as an Executive Vice President and employee from and after the Transition Date until April 14, 2023, or such earlier date as your employment with AMD terminates for any reason (as applicable, the “Separation Date”), subject to the terms and conditions of this Agreement.
(b)    From the Transition Date through the Separation Date (the “Transition Period”), you shall provide such assistance as may be requested, and shall have such duties, responsibilities and authority as may be assigned by AMD’s Chief Executive Officer from time to time, which may include, but will not be limited to: performing activities related to the transition of your duties and responsibilities; providing continuity and management support through the Transition Period; and providing guidance and continuity in AMD’s strategic financial planning and financial reporting and certification responsibilities (the “Transition Services”). The Transition Services may be provided remotely or telephonically unless AMD’s Chief Executive Officer reasonably determines that it is desirable for you to provide such Transition Services in person or at a particular location. You acknowledge and agree that your employment with AMD from and after the Transition Date is and shall continue to be at-will, as defined under applicable law. During the Transition Period, AMD will provide suitable office space to perform the Transition Services and the continued availability of your administrative assistant.
(c)    In return for your continued employment in compliance with this paragraph 2, during the Transition Period: (i) you shall be entitled to continue to receive a base salary at a rate equal to your current base salary rate, payable in accordance with AMD’s regular payroll practices; (ii) your outstanding stock option, time-based restricted stock units and performance-based restricted stock units will remain outstanding and continue to vest in accordance with and subject to the terms and conditions set forth in AMD’s 2004 Equity Incentive Plan, as amended (the “2004 Plan”) and applicable award agreements; and (iii) you (and your eligible beneficiaries) shall be entitled to continue to participate in all retirement, medical, dental, life insurance and other employee benefit plans in which you (and/or you eligible beneficiaries) currently participate, all to the extent you remain eligible under the terms of such plans and subject to the terms and conditions of such plans as may be in effect from time to time.
3.    Termination of Employment. You agree that your employment as an Executive Vice President and employee with AMD shall terminate due to your retirement on the Separation Date, and as of that date you also resign all other offices you may hold as of the Separation Date with AMD, its subsidiaries, parent or affiliates (collectively, the “AMD Group”). As of the Separation Date you shall cease to be employed in any capacity by, and shall no longer hold any position with, any member of the AMD Group.
4.    Separation Benefits. In recognition of your long service and subject to and conditioned on (a) your execution of this Agreement and your compliance with its terms and conditions, and (b) your execution on or within twenty-one (21) days following the Separation Date and your non-revocation thereof of the Waiver and Release of Claims set forth in Exhibit A (the “Release”), you shall be entitled to receive the separation benefits described in this paragraph 4. Except as expressly amended by this Agreement, your RSUs, PRSUs and Stock Options shall continue to be governed by the terms of the applicable award agreement and the 2004 Plan.
(a)    Stock Options. Each of your outstanding options to acquire AMD common stock that is scheduled to vest and become exercisable within twelve (12) months following the Separation Date shall be deemed fully vested and exercisable on the Separation Date, and any outstanding options that are not scheduled to vest within twelve (12) months following the Separation Date will be cancelled and forfeited on the Separation Date. Each of your outstanding options to acquire shares of common stock that is vested and exercisable on the Separation Date, including those deemed fully vested and exercisable on the Separation Date by reason of the immediately preceding sentence, may be exercised by you on or before the earlier of the second (2nd) anniversary of the Separation Date; provided, however, that in no event shall any option remain exercisable beyond the maximum period allowed therefore under the provisions of the 2004 Plan and the applicable option award agreement. Any of the foregoing options that you fail to exercise on or before such expiration date of such option will expire and be forfeited at such time without consideration.
(b)    RSUs. Each of your outstanding and unvested time-based restricted stock units (“RSUs”) that is scheduled to vest within twelve (12) months following the Separation Date shall be deemed fully vested on the Separation Date, and any of your outstanding and unvested RSUs that are not scheduled to vest within twelve (12) months following the Separation Date will be cancelled and forfeited on the Separation Date. All RSUs that vest on the Separation Date pursuant to this paragraph 4(b) shall be settled within thirty (30) days following the Separation Date (or, if later, within ten (10) days following the date on which the Release becomes binding and enforceable), less applicable withholdings, in accordance with the provisions of the 2004 Plan and the applicable RSU award agreement.
(c)    2020 PRSU Award. You shall be deemed to have satisfied the continued service requirement for the performance-based restricted stock units (“PRSUs”) granted to you on August 9, 2020 (the “2020 PRSU Award”), which shall be settled after the end of the performance period for the 2020 PRSU Award based on AMD’s actual performance for such performance period, subject to and in accordance with the provisions of the 2004 Plan and the 2020 PRSU Award agreement. Any PRSUs that you earn pursuant to the 2020 PRSU Award shall be settled in shares of AMD common stock (less applicable withholdings) on the date on which such PRSUs would otherwise have been settled if you had continued your employment with AMD.
(d)    2021 PRSU Award. With respect to the PRSU award granted to you on August 9, 2021 (the “2021 PRSU Award”), on the Separation Date you will be deemed to earn and be fully vested in a number of PRSUs equal to the product of (i) the target number of PRSUs covered by the 2021 PRSU Award, and (ii) a fraction, (A) the numerator of which is the number of days that elapsed between August 9, 2021, and the Separation Date, and (B) the denominator of which is 1096. The PRSUs that become earned and vested on the Separation Date pursuant to this paragraph 4(d) shall be settled in shares of AMD common stock (less applicable withholdings) within thirty (30) days following the Separation Date (or, if later, within ten (10) days following the date on which the Release becomes binding and enforceable).
(e)    2022 PRSU Award. With respect to the PRSU award granted to you on August 9, 2022 (the “2022 PRSU Award”), on the Separation Date you will be deemed to earn and be fully vested in a number of PRSUs equal to the product of (i) the target number of PRSUs covered by the 2022 PRSU Award, and (ii) a fraction, (A) the numerator of which is the number of days that elapsed between August 9, 2022, and the Separation Date, and (B) the denominator of which is 1096. The PRSUs that become earned and vested on the Separation Date pursuant to this paragraph 4(e) shall be settled in shares of AMD common stock (less applicable withholdings) within thirty (30) days following the Separation Date (or, if later, within ten (10) days following the date on which the Release becomes binding and enforceable).
(f)    Company Paid COBRA. Payment by AMD of twelve (12) months’ of COBRA medical, dental and/or vision insurance premiums, based on your benefits plan elections in effect at the time of termination (continuation under COBRA thereafter will be at your expense). In order to receive this benefit, you must timely elect COBRA coverage on your behalf by completing the forms sent by the insurer.
5.    Accrued Benefits. You will be entitled to receive (a) your full earned but unpaid base salary accrued through the Separation Date, (b) cash payment for any accrued but unused vacation days, (c) unreimbursed business expenses (in accordance with usual AMD policies and practice), to the extent not heretofore paid, (d) your annual performance bonus earned for AMD’s 2022 fiscal year in accordance with the terms of the Executive Incentive Plan, to the extent not heretofore paid, (e) vested amounts payable to you under AMD’s 401(k) plan and other retirement, deferred compensation and benefits plans in accordance with the terms of such plans and applicable law, and (f) any other amounts to which you are entitled under and in accordance with the terms of any other compensation plan or practice of AMD on the Separation Date, in each event subject to applicable withholdings. AMD will pay the amount provided in clause (d) at the same time AMD pays bonuses for the 2022 fiscal year under the Executive Incentive Plan to AMD’s Executive Vice Presidents, which AMD intends will occur no later than March 31, 2023. The other amounts provided in this paragraph 5 will be paid by AMD in the ordinary course consistent with past practice and, if applicable, in accordance with the terms of AMD’s plans and policies.
6.    Indemnification; Liability Insurance. For nine (9) years following the Separation Date (or such longer period, if any, as may be provided under AMD’s Certificate of Incorporation and Bylaws) (a) you will continue to be indemnified under AMD’s Certificate of Incorporation and Bylaws at least to the same extent as prior to the Transition Date, and (b) you shall be covered by the directors’ and officers’ liability insurance, the fiduciary liability insurance and the professional liability insurance policies that are the same as, or provide coverage at least equivalent to, those AMD carried as of the Transition Date.
7.    No Other Payments or Benefits. You acknowledge and agree that, other than the payments and benefits expressly set forth in this Agreement, (a) you have received all compensation to which you are entitled from the AMD Group, and you are not entitled to any other payments or benefits from any member of the AMD Group, (b) after the Transition Date, you shall not receive any annual bonus, other cash incentive compensation, long term incentive award, options, restricted stock, restricted stock units or other equity awards, and (c) after the Separation Date, you shall not receive any base salary, annual bonus, other cash compensation, long term incentive award, options, restricted stock, restricted stock units or other equity awards, expense reimbursement, welfare, retirement, perquisite, fringe benefit, or other benefit plan coverage or coverage under any other practice, policy or program as may be in effect from time to time, applying to senior officers or other employees of the AMD Group.
8.    Restrictive Covenants Incorporated by Reference. You acknowledge that when you joined AMD, you executed and/or operated under an agreement regarding (among other things) assignment of inventions, non-solicitation and non-disclosure of confidential AMD or its predecessors’ information (the “Prior Agreement”). You confirm your continuing obligations under the Prior Agreement and common law not to use or disclose any of the AMD Group’s trade secrets or other confidential or proprietary information at any time, and to refrain from any and all solicitation restrictions set forth in the Prior Agreement. You agree and understand that these confidentiality obligations apply to all confidential, proprietary, and/or trade secret information capable of being used or shared by you outside of the AMD Group in any manner. You are prohibited from using, repeating, or sharing any such information with any third party, whether in person, in writing, though use of digital media, in any social media context, or in any other manner except where disclosure is required by formal legal process. Nothing in this Agreement shall supersede nor relieve you of the obligations of any other confidentiality agreement with any member of the AMD Group or at common law. You and AMD agree that the post-employment obligations set forth in the Prior Agreement are incorporated herein by reference, and you understand and agree that a breach of any continuing obligation contained in the Prior Agreement shall also constitute a breach of this Agreement. Notwithstanding the foregoing, no disclosures protected under the “Protected Trade Secrets Disclosure” section of AMD’s Worldwide Standards of Business Conduct, which also sets forth AMD’s reporting policy for suspected violations of law, shall be a violation of this Agreement. Further, notwithstanding anything contained in this Section 8 of the Agreement or the Prior Agreement, AMD expressly agrees that nothing contained in this Agreement or the Prior Agreement shall have the effect of limiting your ability to serve as a member of the board of directors for any other company, including but not limited to Ciena Corporation.
9.    Confidential Information / AMD Property. By signing this Agreement, you represent and warrant that, on or before the Separation Date, you will return to AMD all AMD Group property and confidential information including any and all copies thereof, regardless of form or medium, as requested by AMD, such that after the Separation Date you do not have any AMD Group property or confidential information in your possession or control. You understand that AMD Group property and confidential information includes but is not limited to computers and mobile devices, computer software and documentation, notebooks, customer lists, bulletins, manuals, telephone and sales directories, production cost and purchasing and marketing information or other information pertaining to the AMD Group’s business, AMD Group or customer confidential information, including any such information and data located on personal devices. You further represent and warrant that by the Separation Date, you will have made a diligent search to locate any and all such property and information.
10.    Nondisparagement/Confidentiality. You agree not to: (a) make any statement, oral or written, that has the effect of disrupting, damaging, maligning, impairing, or interfering with the business of any member of the AMD Group, whether via public or private comment, social media, or otherwise; (b) make false statements about any member of the AMD Group, or any such member’s business or employees; and/or (c) contribute to or use electronic or social media in any manner to malign, defame, or harm any member of the AMD Group, or any such member’s business or employees. Notwithstanding the foregoing provisions, nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful and you may testify truthfully pursuant to compulsory process.
11.    Cooperation. As reasonably requested by AMD, you agree to provide assistance to AMD and its representatives with respect to any legal matters in which you are named as a party or of which you may have relevant knowledge or documents. Although you will receive no additional compensation for such assistance beyond the benefits set forth in Section 4 of this Agreement, you will be reimbursed for reasonable expenses associated with such assistance that are approved in advance by AMD.
12.    No Admissions. You understand and agree that this Agreement does not constitute an admission of any kind by either party, but is simply an accommodation that offers certain separation benefits, to which you would not otherwise be entitled, in exchange for you agreeing to and signing this Agreement. You acknowledge awareness of, access to, and review receipt of the AMD anti-discrimination policies, the AMD Worldwide Standards of Business Conduct, and the related description of AMD Aware, which as an alternative to traditional reporting to management allows AMD employees worldwide an opportunity to identify any good-faith concerns about any suspected non-compliance with such standards and policies. You represent here that to the extent that you suspect or suspected any non-compliance with those standards, or non-compliance with any other AMD policy, that such concerns have been raised in full through use of AMD Aware or other reporting processes identified by AMD policy.
13.    Taxes. You shall be solely responsible for payment of any and all applicable income, employment, excise or other taxes related to any payment or benefit hereunder.
14.    Code Section 409A. The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to be exempt from, or otherwise comply with, with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and will be interpreted and construed consistent with this intent; provided, however, that AMD does not guarantee any particular tax result under Code Section 409A or any other provision of federal, state, local, or non-United States law, and will have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes or penalties pursuant to Code Section 409A or otherwise.
15.    Miscellaneous. You are entering into this Agreement freely and voluntarily and are satisfied that you have been given sufficient opportunity to consider it. You have carefully read and understand all of the provisions of this Agreement. You understand that this and the Prior Agreement referenced herein is the entire agreement between you and AMD with respect to this subject matter, and you represent that no other statements, promises or commitments of any kind, written or oral, have been made to you by AMD to cause you to agree to the terms of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California and may not be modified, except by written instrument signed by both parties. In case any of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to any detail, it may be reformed by a court of competent jurisdiction so as to be enforceable to the extent compatible with the applicable law as it shall then appear. In any legal proceeding brought to enforce any provision of this Agreement, the prevailing party will be entitled to recovery of costs and reasonable attorneys’ fees.

Accepted and agreed:

Executive	Advanced Micro Devices, Inc.

Signature: /s/Devinder Kumar	Signature: /s/Harry Wolin

Printed Name: Devinder Kumar	Title: Harry Wolin

Date: Feb 15, 2023	Title: SVP

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS

(DO NOT SIGN UNTIL ON OR AFTER THE SEPARATION DATE)

Reference is hereby made to that certain Retirement Transition Agreement and General Release, dated as of February 15, 2023 (the “Separation Agreement”), by and between Advanced Micro Devices, Inc. (“AMD”) and Devinder Kumar. I, Devinder Kumar, do hereby release and forever discharge AMD and each of its subsidiaries, affiliates, successors, predecessors, agents, insurers, representatives and assigns, and all of their present or former officers, agents, employees, contingent and third-party workers, attorneys, employee benefit programs, and the trustees, administrators, fiduciaries and insurers of such programs (collectively, the “AMD Released Parties”), each in their capacities as such to the extent provided below.
1.    I understand that the separation benefits paid or granted to me under paragraph 4 of the Separation Agreement (the “Separation Benefits”) represent, in part, consideration for signing this Waiver and Release of Claims (this “Release”) and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments specified paragraph 4 of the Separation Agreement unless I execute this Release and do not revoke this Release within the time period permitted hereafter or breach this Release. I also acknowledge and represent that I have received all payments and benefits that I am otherwise entitled to receive (as of the date hereof) by virtue of my employment with AMD or any of AMD’s subsidiaries, affiliates, successors, or predecessors.
2.    I agree, on behalf of myself and all of my heirs, administrators, executors, spouse, if any, successors, assigns, and/or personal representatives, to release the AMD Released Parties from any and all claims for relief of any kind, whether known or unknown, which in any way arise out of or relate to my employment or the conclusion of my employment with AMD or any of AMD’s subsidiaries, affiliates, successors, or predecessors. This Release includes events occurring at any time up to and including the date I execute this Release, including (without limitation) any and all statutory, contractual, tort or other common law claims, including (without limitation) all claims for wages, bonuses, incentive pay or other compensation. This Release includes all such claims, whether under any applicable United States federal or state laws, ordinances, executive orders or other legal regulations or restrictions, and to the extent permitted by law, including (without limitation) the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, The Americans with Disabilities Act, the Older Workers Benefits Protection Act, the Equal Pay Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, 42 U.S.C. § 1981, the Texas Commission on Human Rights Act, the California Fair Employment and Housing Act and the California Family Rights Act, any provision of the California Labor Code, including, but not limited to section 2699 et seq. (Private Attorney General Act); Cal. Lab. Code §132a (1) to (4); California Unruh Civil Rights Act – Civ. Code § 51 et seq.; California Sexual Orientation Bias Law – Cal. Lab. Code §1101 et seq.; California Whistleblower Protection Law – Cal. Lab. Code § 1102-5(a) to (c) and any other California Labor Code provision which may be released. By signing this Release, it is my intent to waive and release all claims and potential claims against the AMD Released Parties that can be waived and released under law. I understand that this Release does not affect (a) my rights to enforce the terms of the Separation Agreement or (b) my rights, if any, to vested retirement benefits or COBRA benefits under AMD’s standard benefits programs applicable to me. This provision does not act to release claims that may arise after the date of execution of this waiver and release. I also understand and agree that nothing in this Agreement prevents me from exercising my protected rights under federal or state law. I understand that nothing contained in this Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), however to the extent permitted by law I expressly waive and relinquish any rights I might have to recover damages or other relief (equitable or legal) in any such proceeding. I further understand that this Release does not limit my ability to communicate with or receive an award for information from any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to AMD. This Release does not prevent
GDSVF&H\8677428.1

me from filing a charge with or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission; provided, however, that I expressly waive and relinquish any rights I might have to recover damages or other relief (equitable or legal) in any such proceeding.
3.    I acknowledge that I am knowingly and voluntarily waiving and releasing any rights under the Age Discrimination in Employment Act. I understand that I have up to twenty-one (21) days from the date of my receipt of this Release to consider the terms of this Release and understand that if I do not execute and deliver this release within twenty-one (21) days following my Separation Date (as defined in the Separation Agreement), I will irrevocably forfeit my right to receive the Separation Benefits. I acknowledge that I have been advised by AMD to consult with an attorney concerning this Release, and that I have had the opportunity to do so. I understand that if I sign this Release, I will have seven (7) days to cancel it if I so choose. I may return, and/or cancel/revoke this Release only by delivering the executed Release and/or written notice of cancellation to:
Harry Wolin
c/o Advanced Micro Devices, Inc.
email: Harry Wolin@amd.com

If I elect to cancel/revoke this Release, I understand that I will not be entitled to receive any of the Separation Benefits. I acknowledge that this release is not effective or enforceable until the seven-day period expires without cancellation/revocation.

4.    I confirm that I have read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

I understand that Section 1542 gives me the right not to release existing claims of which I am not now aware, unless I voluntarily choose to waive this right. With this knowledge, I nevertheless voluntarily waive the rights described in Section 1542, and elect to assume all risks for claims that may now exist in my favor, whether known or unknown.

I expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, if any, as well as those relating to any other claims hereinabove mentioned or implied.

5.    I agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by AMD or any AMD Released Party or myself of any improper or unlawful conduct. Rather, this Release expresses the intention of the parties to resolve all issues and other claims related to or arising out of my employment by and termination from AMD.
6.    This Release shall become binding and enforceable effective on the date (the “Effective Date”) that is the eighth (8th) calendar day following the date that I sign and return this Release to AMD, provided that I do not revoke this Release prior to such date. I understand and agree that, in order to receive the Separation Benefits, I must execute this Release no earlier than the Separation Date (as defined in the Separation Agreement) and no later than twenty-one (21) days following the Separation Date and shall not have revoked or attempted to revoke such acceptance prior to the Effective Date.
7.    By signing this release I represent and agree that I have read it carefully, have signed this release knowingly and voluntary and with the advice of any counsel retained to advise me with respect to it. For purposes of this Waiver and Release of Claims, an electronic signature shall be deemed an original signature.
GDSVF&H\8677428.1

DATE: _________________            __________________________
                        Devinder Kumar
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